Exhibit 99.1

May 17, 2005

Media Contact: Faye I. Andersen
775-834-4822
Analyst Contact: Britta Carlson
702-367-5624

For Immediate Release

PUCN Approves Electric Increase to Reflect Rising Energy Prices

Reno, Nevada, May 17, 2005 — The Public Utilities Commission of Nevada today approved an overall 4.4 percent increase for Sierra Pacific Power Company’s northern Nevada electric customers, to reflect the rise in fuel and energy costs. The new rates, effective June 1, 2005, will result in a $3.67 per month increase, from $82.77 to $86.44, for the typical residential customer using 715 kilowatt hours of electricity. Sierra Pacific Power Company is a wholly-owned subsidiary of Sierra Pacific Resources (NYSE:SRP).

Today’s approval by the PUCN is a dollar-for-dollar recovery of fuel and purchased power costs incurred on behalf of customers from December 1, 2003 through November 30, 2004. The action also sets a new rate going forward which is higher than the current rate, as a result of increased natural gas and purchased power prices.

“These rates reflect increased prices for fuel and power in the energy market,” said Mary Simmons, vice president of external affairs for Sierra Pacific Power Company. “Since making our annual deferred energy filing in January, energy prices, especially for natural gas, have continued to rise dramatically. We are aware that any increase is difficult for our customers and we encourage them to conserve energy to ease the impact of higher prices. We appreciate the fact that the PUCN recognizes this as well and we will continue to work with them to meet the energy challenges facing our state and the nation.”

Sierra Pacific Power Company serves approximately 325,000 electric customers in northern Nevada and 45,000 electric customers in and around the Lake Tahoe Basin. The company also serves approximately 135,000 natural gas customers in the Reno-Sparks metropolitan area.

Attached is a list of money-saving energy conservation tips.

Headquartered in Reno, Nevada, Sierra Pacific Power Company is the principal utility for most of northern Nevada and the Lake Tahoe area of California. It is a wholly owned subsidiary of Sierra Pacific Resources (NYSE: SRP), which also is the holding company for Nevada Power Company, the electric utility for southern Nevada. Sierra Pacific Power also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries of

Sierra Pacific Resources include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership.

Forward-Looking Statements: This press release contains forward-looking statements regarding the future performance of Sierra Pacific Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. For Sierra Pacific Power Company, these risks and uncertainties include, but are not limited to, unfavorable rulings in Sierra Pacific Power’s deferred energy cases. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Power Company are contained in their Quarterly Reports on Form 10-Q for the quarter ended March 30, 2005 and its Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC. Sierra Pacific Power Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Take Control of your Energy Use
Money Saving Conservation Tips for Electric and Natural Gas Customers

http://www.sierrapacific.com/conservation/residential/tips/

No-Cost Tips
Save 10 to 25 percent on your energy bill

•	Turn off lights and appliances when not in use.

•	In the winter, turn your thermostat down when sleeping or not at home.

•	In the summer, turn your thermostat up when sleeping or not at home.

•	Set your water heater thermostat to 120°.

•	Vacuum the coils underneath and on back of your refrigerator.

•	Close foundation vents in the winter months.

Low-Cost Tips
Save an additional 10 to 25 percent

•	Change incandescent bulbs to compact fluorescent bulbs. You can typically save one dollar per month on each bulb changed (For bulbs on four to six hours per day.)

•	Caulk windows and weather-strip doors.

•	Install a water heater blanket. Install water pipe insulation.

•	Plant trees and shrubs on south and west sides of residence.

•	Fix leaky faucets. Install low-flow showerheads.

•	Use ceiling or room fans to keep the air moving.

•	Replace furnace and air conditioner filters monthly.

Added-Cost Tips
Save up to an additional 25 percent

•	Fully insulate your attic, walls, pipes and air ducts.

•	Upgrade your windows to vinyl frame, double-pane units.

•	Replace your old appliances with new energy-efficient models.

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